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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 31, 2001

POLYMER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14330 (Commission File Number)	57-1003983 (IRS Employer Identification No.)
4838 Jenkins Avenue North Charleston, SC	29405 (Zip Code)

Registrant's telephone number, including area code: (843) 566-7293

Item 5.  Other Matters.

    Polymer Group, Inc. (the "Company") issued a press release today which announced that the waiver of covenant default under the Company's senior credit facility expired on December 29, 2001, in accordance with its terms. Consequently, the Company is currently in default under its senior credit facility as a result of the Company's noncompliance with formula-based financial covenants. The Company remains current in its payment obligations under the senior credit facility.

    The Company also announced that the senior bank lenders have issued a notice to the trustee under the Company's 9% Senior Subordinated Notes due 2007 exercising their right to block the Company's interest payment of $17.8 million scheduled to be made on January 2, 2002. The Company stated that the payment blockage notice is not an acceleration of the maturity of the Company's debt obligations under the senior credit facilities or the 9% Senior Subordinated Notes. A failure by the Company to pay interest on the outstanding Senior Subordinated Notes when due which continues for 30 days or more (whether or not prohibited by the Company's senior bank lenders) would constitute an Event of Default under such Senior Subordinated Notes. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

    The Company also announced that it has entered into an agreement with its bank lending group effective today, pursuant to which the Company's senior bank lenders have agreed to a forbearance period during which they have agreed not to exercise certain remedies available to them as a result of the covenant default under the senior credit facility. The forbearance period, which is scheduled to end on March 29, 2002, will end sooner upon the occurrence of certain events, such as the exercise of any remedies by the holders of the Senior Subordinated Notes, or in the event the Company fails to complete certain actions over the course of the next month leading to a financial restructuring. The Company's senior bank lenders have also prevented the Company from making any additional borrowings in excess of the amounts currently outstanding under the revolving credit portion of the senior credit facility.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POLYMER GROUP, INC.
Dated: December 31, 2001	By:	/s/ JAMES G. BOYD James G. Boyd Executive Vice President, Treasurer, Chief Financial Officer, and Director (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated December 31, 2001

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  Item 5. Other Matters.
SIGNATURES
EXHIBIT INDEX